Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

GREATER BAY BANCORP

David L. Kalkbrenner and Linda M. Iannone hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of GREATER BAY BANCORP, a California corporation (the “Corporation” or the “Company”).

2. The Articles of Incorporation, as amended, of this corporation are hereby restated to read as follows:

I. NAME

The name of the Corporation is GREATER BAY BANCORP (the “Corporation” or the “Company”).

II. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. AUTHORIZED STOCK

(a) This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 4,000,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE IV. SERIES A PREFERRED STOCK

The rights, preferences, privileges, and restrictions, designation and number of shares of the Series A Preferred Stock are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,200,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, no par value (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.095 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.095 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than 10 nor more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

(B) Except as otherwise provided herein, in any other Certificate of Determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking Junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to $100.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction of the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Articles of Incorporation (including any Certificate of Determination issued under the authority of said Articles) of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

V. SUPER-MAJORITY VOTING BY DIRECTORS

The vote of not less than two-thirds of all members of the board of directors shall be required to approve any of the following types of matters affecting the corporation:

(b) Any merger, sale of control or sale of material assets of the corporation.

(c) Any material acquisition by the corporation.

(d) The creation of any new business unit of the corporation or any subsidiary of the corporation.

(e) Any operating budget, or any material change therein, of the corporation or any subsidiary of the corporation.

(f) Any material change in the business organization or organizational structure of the corporation or any subsidiary of the corporation.

(g) Termination of the employment of any executive or senior officer appointed to the Executive Management Committee of the corporation.

(h) Any change in the authorized range of the number of directors of the corporation.

VI. DIRECTOR LIABILITY; INDEMNIFICATION OF AGENTS

(a) Limitation of Directors’ Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Corporate Agents. The indemnification of an agent [as defined in California Corporations Code section 317(a)] of this corporation, whether by bylaws, agreement or otherwise, for breach of duty to this corporation and its stockholders, may, to the extent not prohibited under California Corporations Code sections 317 and 204(a), exceed the indemnification otherwise permitted by section 317 of the Corporations Code.

VII. ELIMINATION OF CUMULATIVE VOTING

No holder of any class of stock of the corporation shall be entitled to cumulate votes at any election of directors of the corporation.

3. The foregoing restatement of the Articles of Incorporation (the “Restatement”) has been duly approved by the Board of Directors of the Corporation.

4. Shareholder approval of the Restatement is not required pursuant to Section 910(b) of the California General Corporation Law.

5. The Corporation is a listed company as defined in Section 301.5(d) of the California General Corporation Law because its securities are listed on the Nasdaq National Market System.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 30th day of January, 2001.

/s/ David L. Kalkbrenner
David L. Kalkbrenner, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

GREATER BAY BANCORP

David L. Kalkbrenner and Linda M. Iannone hereby certify that:

1. They are the duly electing and acting President and Secretary, respectively, of Greater Bay Bancorp, a California corporation (the “Company”).

2. Article III, paragraph (a) of the Restated Articles of Incorporation is hereby amended to read as follows:

“(a) This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 10,500,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

3. The foregoing amendment of the Company’s Restated Articles of Incorporation has been duly approved by the Company’s Board of Directors.

4. The foregoing amendment has been duly approved by the required vote of the shareholders of the Company in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the Company is 51,423,952 shares of Common Stock and 1,630,504 shares of Series B Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than (i) 50% of the outstanding shares of Common Stock voting as a separate class, (ii) 50% of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class and (iii) 50% of the outstanding shares of Series B Preferred Stock voting as a separate class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California on July 22, 2003

/s/ David L, Kalkbrenner
David L. Kalkbrenner, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary